Record Operating Revenue and Operating Income

Reported by Reading International

➢ Earnings Webcast to Discuss 2018 Fourth Quarter and Full Year Financial Results

Posts to Corporate Website on Wednesday, March 20, 2019

Culver City, California - (BUSINESS WIRE) March 18, 2019  – Reading International, Inc. (NASDAQ: RDI) today announced results for the fourth quarter and full year ended December 31, 2018.  Operating revenue and operating income for the full year 2018 represented an all-time record for the Company. And, our fourth quarter revenues and operating income represented all-time records for any fourth quarter.  Our full year results were positively impacted by a significant increase in attendance and record theater level cash flows (in functional currency) across all three operating jurisdictions, driven by both a stronger film slate and positive results from the upgrades to our existing portfolio over the last three years and an increase in our Australian/New Zealand screen count.

On the real estate front, our signature US redevelopment project – the historic Tammany Hall at 44 Union Square in Manhattan – is now more than 80% complete and, while no assurances can be given, we are in exclusive negotiation on leases representing approximately 90% of the net rentable area of the project.  We anticipate that the project will be ready for the commencement of tenant improvement work in the second quarter of 2019.

Ellen Cotter, Chair, President and Chief Executive Officer, said, “Our record revenue and operating income in 2018 demonstrate the important progress we are delivering on our strategic plan across our cinema and real estate businesses. We have solid momentum in our global cinema segment. Our initiatives to deliver superior guest experiences helped us outperform the strong industry box office.  Our audiences embraced the addition of recliner seating and TITAN screens to select cinemas across our global circuit.  Our income was further improved by success with our food and beverage initiatives, innovative pricing and digital strategies. And, we are pleased with our progress on 44 Union Square.  We remain focused on building upon our strong performance to enhance long term value for our stockholders.”

The Company reported Basic Earnings per Share (“EPS”) of $0.22 and $0.62 for the fourth quarter and full year ended December 31, 2018, respectively, compared with $0.32 and $1.35 for the prior year’s periods. However, in 2018 we did not have certain non-recurring items (specifically, the 2017 recognition of a gain on the sale of our land holdings in Burwood, Australia, and the 2017 receipt of certain insurance proceeds to compensate for earthquake related damages sustained by our Courtenay Central entertainment themed center (“ETC”) in Wellington, New Zealand).

Consolidated revenue for the full year of 2018 increased by 11%, or $29.5 million, to $309.4 million –an all-time record – primarily driven by (i) increased cinema attendance across all jurisdictions, particularly in the U.S., (ii) higher box office and F&B revenue likewise across all jurisdictions, (iii) a stronger film slate from the major studios compared to 2017, (iv) the full year operations from our cinema and dining precinct at Newmarket Village (suburban Brisbane),  and (v) the continuous implementation of our capital improvement plan, offset by (a) the one-time, non-recurring $1.8 million settlement payment booked with respect to the STOMP arbitration recognized in 2017 and (b) weaker Australian and New Zealand Dollars.

Consolidated revenue for the fourth quarter of 2018 increased by 4%, or $3.1 million, to $75.0 million - likewise an all-time record for any fourth quarter - primarily driven by (i) increases in attendance, box office and F&B revenue in our U.S., Australian, and New Zealand cinemas compared to the fourth quarter of 2017, (ii) the opening of our new state-of-the-art eight screen Reading Cinema on December 14, 2017 at Newmarket Village and (iii) our investments from 2016-2018 in cinema upgrades. These results were achieved notwithstanding a 6.6% decline in Australian Dollar and a 3.6% decline in the New Zealand Dollar for the quarter ended December 31, 2018, compared to the quarter ended December 31, 2017.

The following table summarizes the fourth quarter and full year results for 2018 and 2017:

					% Change
	Quarter Ended		Year Ended		Favorable/ (Unfavorable)
	December 31,		December 31,		Q4 2018 vs.	2018 vs.
(Dollars in millions, except EPS)	2018	2017	2018	2017	Q4 2017	2017
Revenue	$75.0	$71.9	$309.4	$279.9	4%	11%
- US	40.9	38.9	165.8	144.0	5%	15%
- Australia	26.8	25.6	111.7	106.2	5%	5%
- New Zealand	7.3	7.4	31.9	29.7	(1)%	7%
Segment operating income(1)	$9.9	$9.8	$45.8	$41.1	1%	11%
Net income(2)	$5.1	$7.4	$14.4	$31.1	nm %	(54)%
EBITDA(1)	$11.0	$8.3	$46.9	$57.6	33%	(19)%
Adjusted EBITDA(1)	$11.7	$9.6	$50.7	$43.0	22%	18%
Basic EPS(2)	$0.22	$0.32	$0.62	$1.35	nm %	(52)%

“nm” – not meaningful for further analysis

(1)

Aggregate segment operating income, earnings before interest expense (net of interest income), income tax expense, depreciation and amortization expense (“EBITDA”) and adjusted EBITDA are non-GAAP financial measures. See the discussion of non-GAAP financial measures that follows.

(2)	Reflect amounts attributable to stockholders of Reading International, Inc., i.e. after deduction of noncontrolling interests.

2018 COMPANY HIGHLIGHTS

•	Operating Results:

We achieved the following record results for 2018:

1.	2018 Total Revenue of $309.4 million, (up $ 29.5 million from 2017) – all time record high;
2.	2018 Operating Income of $24.1 million (up $3.4 million from 2017) – all-time record high;
3.	Fourth-quarter revenue of $75.0 million (up $3.1 million from Q4 2017) – record fourth quarter; and
4.	Fourth-quarter operating income of $5.2 million (up $1.5 million from Q4 2017) – record fourth quarter.

Our EBITDA of $46.9 million decreased from $57.6 million compared to 2017.  Our 2018 net income of $14.4 million decreased from $31.1 million in 2017 and Basic EPS of $0.62 per share decreased from $1.35 per share in 2017.  Note the following 2017 non-recurring items (i) the 2017 recognition of a gain on the sale of our Burwood property, (ii) the 2017 receipt of insurance proceeds to compensate for earthquake related damages in New Zealand, and (iii) the STOMP Arbitration settlement payment also received in 2017.

•

Cinema Capex program: During 2018, we invested $24.0 million in capital improvements to our cinemas by adding  luxury recliner seating to auditoriums, converting screens to our premium branded TITAN presentation, and upgrading our F&B menus at our cinemas (including obtaining new liquor licenses).

•

Australian Cinema Additions and Pipeline:     In early 2019, we purchased a well-established four-screen cinema in Tasmania, bringing our global cinema count to 60 and our global screen count to 482.  In addition, we currently have signed lease agreements for four new cinemas in Australia representing an additional  25 screens, which we anticipate opening between 2019 and 2021.

•

Building new revenue sources:   In 2018, we continued to focus on the development of our social media presence and self ticketing capabilities.  With continued improvements to our websites and apps in the U.S. and improved global online sales infrastructure to better serve high sales volume, we set a fourth quarter record with online sales consisting of 24% of our global box office revenue, which is a 14% increase from our last fourth quarter.

•	Real estate activities:

▪

Purchase of Land at Cannon Park in Townsville, Australia – On June 13, 2018, we acquired a 163,000 square foot (15,150 square meter) parcel of land at our Cannon Park ETC, in connection with the restructuring of our relationship with the adjacent land owner. Prior to the restructuring, this parcel was commonly owned by us and the adjoining land owner. In the restructuring, the adjoining land owner conveyed to us its interest in the parcel for AU$1. We granted the adjoining land owner certain access rights with respect to that parcel.

▪

Purchase of Income Producing Property at Auburn/Redyard, Australia –  On June 29, 2018, we added 20,870 square feet of land, improved with an 16,830 office building, to our Auburn/Redyard ETC.  The property was acquired at auction for $3.5 million (AU$4.5 million) and is boarded by our existing ETC on three sides. The property is leased to Telstra through July 2022.  This will allow us time to plan for the efficient integration of the property into our ETC.  With this acquisition, Auburn/Redyard now represents approximately 519,992 square feet (48,309 square meters) of land, with approximately 1,620 feet (498 meters) of uninterrupted frontage to Parramatta Road, a major Sydney arterial motorway.

▪

Newmarket Village Expansion (Brisbane, Australia) – In December 2017, we completed our Newmarket Village expansion and opened a new eight screen Reading Cinema with both a TITAN LUXE and a Gold Lounge offer and delivered approximately 10,150 square feet of new F&B retail space along with a further 124 parking spaces.  As of December 31, 2018, approximately 98% of this retail space has been leased.

▪

The Belmont Common (Perth, Australia) – For the first nine-months of 2018, we continued with the re-positioning of The Belmont Common in Belmont (a suburb of Perth), which features new F&B offerings and a Reading Cinema with TITAN XC. During the latter part of the second quarter of 2018, the Asian inspired Tao Café (with approximately 3,190 square feet) opened joining our existing restaurants, Dome Café and Tavolo. The center is now approximately 96% leased.

▪

Minetta Lane Theatre (New York, USA)  – In February 2018, we entered into a one-year license agreement with Audible, Inc. a subsidiary of Amazon, at the Minetta Lane Theatre,  which allows Audible to produce its one and two person voice shows at our Minetta Lane Theatre.   While no assurances can be given, we are currently finalizing an amendment extending this agreement with Audible through 2020, with an additional year option.

▪

44 Union Square Redevelopment (New York, U.S.) – As discussed above, our signature U.S. redevelopment project – the historic Tammany Hall at 44 Union Square in Manhattan – is now more than 80% complete and, while no assurances can be given, we are in exclusive negotiation on leases of approximately 90% of the net rentable area of the project.  We anticipate that the project will be ready for the commencement of tenant improvement work in the second quarter of 2019.

▪

Courtenay Central Redesign/Expansion (Wellington, New Zealand) – Located in the heart of Wellington – New Zealand’s capital city – this center is comprised of 161,071 square feet of land situated proximate to the Te Papa Tongarewa Museum (attracting over 1.5 million visitors annually), across the street from the site of Wellington’s newly announced convention center (estimated to open its doors in 2022) and at a major public transit hub.    Damage from the 2016 earthquake necessitated demolition of our nine-story parking garage at the site, and unrelated seismic issues have caused us to close portions of the existing cinema and retail structure while we reevaluate the center for redevelopment as an entertainment themed urban center with a major food and grocery component. Wellington continues to be rated as one of the top cities in the world in which to live, and we continue to believe that Courtenay Central  is located in one of the most vibrant and growing commercial and entertainment sections of  Wellington.

FOURTH QUARTER AND FULL YEAR 2018 SEGMENT RESULTS

The following table summarizes the fourth quarter and full year segment operating results for 2018 and 2017:

	Quarter Ended			Year Ended
	December 31,		% Change Favorable/	December 31,		% Change Favorable/
(Dollars in thousands)	2018	2017	(Unfavorable)	2018	2017	(Unfavorable)
Segment revenue
Cinema
United States	$39,813	$37,221	7%	$162,250	$139,079	17%
Australia	24,483	23,322	5%	101,996	96,606	6%
New Zealand	6,772	6,860	(1)%	29,931	27,781	8%
Total	$71,068	$67,403	5%	$294,177	$263,466	12%
Real estate
United States	$1,070	$1,517	(29)%	$3,480	$4,740	(27)%
Australia	3,817	3,777	1%	16,122	15,089	7%
New Zealand	1,143	1,142	-%	4,632	4,158	11%
Total	$6,030	$6,436	(6)%	$24,234	$23,987	1%
Inter-segment elimination	(2,108)	(1,998)	(6)%	(9,026)	(7,573)	(19)%
Total segment revenue	$74,990	$71,841	4%	$309,385	$279,880	11%
Segment operating income
Cinema
United States	$2,674	$2,417	11%	$12,682	$7,207	76%
Australia	4,653	4,546	2%	21,295	21,358	-%
New Zealand	1,010	426	137%	5,343	4,405	21%
Total	$8,337	$7,389	13%	$39,320	$32,970	19%
Real estate
United States	$151	$848	(82)%	$(363)	$1,198	(130)%
Australia	932	1,136	-18%	5,003	5,623	(11)%
New Zealand	458	488	6%	1,797	1,335	35%
Total	$1,541	$2,472	(38)%	$6,437	$8,156	(21)%
Total segment operating income (1)	$9,878	$9,861	-%	$45,757	$41,126	11%

(1)	Aggregate segment operating income is a non-GAAP financial measure. See the discussion of non-GAAP financial measures that follows.

Cinema Exhibition

Fourth Quarter Results:

Cinema segment operating income increased by 13%, or $0.9 million, to $8.3 million for the quarter ended December 31, 2018 compared to December 31, 2017.  This increase came from the U.S. and was driven by strong attendance resulting in higher admission and F&B revenues, primarily resulting from four of our stronger cinemas being opened in 2018 that were closed, or partially closed, in 2017 for renovations.

•	Revenue in the United States increased by 7%, or $2.6 million, due to a 9% increase in Spend per Patron (“SPP”) and a 4% increase in average ticket prices (“ATP”);
•	Revenue in Australia increased by 6% or $1.2 million, primarily due to a 7% increase in attendance and slight increase in ATP; offset by a 8% decrease in SPP; and
•	Revenue in New Zealand remained flat, due to a 3% increase in attendance and a 3% increase in ATP, offset by a 4% decrease in SPP.

The top three grossing films for the fourth quarter 2018 were “A Star is Born,”  “Bohemian Rhapsody”, and “Venom” representing approximately 25% of Reading’s worldwide admission revenues for the quarter.  The top three grossing films in the fourth quarter of 2017 for Reading’s worldwide cinema circuits were “Star Wars: The Last Jedi,” “Thor: Ragnorok”, and “Justice League”, which represented approximately 32% of Reading’s admission revenues for the fourth quarter of 2017.

Full Year Results:

Cinema segment operating income increased by 19%, or $6.4 million, to $39.3 million for the full year ended December 31, 2018 compared to December 31, 2017 primarily driven by increased admissions compared to a weaker film product and cinema closures for significant renovations in 2017.

•	Revenue in the United States increased 17%, or $23.2 million, due to a 9% increase in attendance, an 8% increase in ATP, and a 5% increase in SPP.
•	Revenue in Australia increased by 6%, or $5.4 million, primarily due to a 3% increase in attendance and a 4% increase in ATP; and
•	Revenue in New Zealand increased by 8%, or $2.2 million, primarily due to a 11% increase in attendance and a 2% increase in ATP and SPP;

The top three grossing films for the full year of 2018 were “Avengers: Infinity War,”  “Black Panther” and “Incredibles 2” representing approximately 13% of our worldwide admission revenues, compared to the top three grossing films a year ago: “Beauty and the Beast,” “Star Wars: The Last Jedi,” and “Wonder Woman”, which represented approximately 11% of our admission revenues for the same period in 2017.

Real Estate

Fourth Quarter Results:

Real estate segment operating income decreased by 38%, or $0.9 million, to $1.5 million for the fourth quarter of 2018 compared to the fourth quarter of 2017, primarily attributable to (i) a $0.3 million increase in operating expenses primarily related to U.S. segment operations, (ii) an increase of $0.2 million in general and administrative expenses,  and (iii) lower operating income from our Live Theatre properties primarily related to the non-recurring 2017 STOMP arbitration award settlement.

Full Year Results:

Real estate segment operating income decreased by 21%, or $1.7 million, to $6.4 million for the full year 2018 compared to the full year 2017, primarily attributable to the offsetting effects of:

•	The non-recurring STOMP arbitration award settlement of which $1.8 million was recorded as operating revenues in 2017;
•	The non-recurring gain on business interruption insurance recoveries claim for the Courtenay Central ETC recognized during 2017; and
•	Increases in our depreciation and amortization increases in 2018 primarily driven by capital improvements at the Newmarket Village and Auburn/Redyard ETCs.

CONSOLIDATED AND NON-SEGMENT RESULTS

The fourth quarter and full year consolidated and non-segment results for 2018 and 2017 are summarized as follows:

	Quarter Ended			Year Ended
	December 31,		% Change Favorable/	December 31,		% Change Favorable/
(Dollars in thousands)	2018	2017	(Unfavorable)	2018	2017	(Unfavorable)
Segment operating income	$9,878	$9,861	-%	$45,757	$41,126	11%
Non-segment income and expenses:
General and administrative expense	(4,571)	(6,016)	24%	(21,288)	(19,947)	(7)%
Interest expense, net	(1,705)	(884)	(93)%	(6,837)	(6,194)	(10)%
Casualty gain (loss)	-	-	100%	-	9,217	nm %
Gain (loss) on sale of assets	(41)	(57)	--%	(41)	9,360	nm %
Equity earnings of unconsolidated joint ventures	307	161	91%	974	815	20%
Other	(64)	(501)	nm %	(650)	115	665%
Total non-segment income and expenses	$(6,074)	$(7,297)	17%	$(27,842)	$(6,634)	(320)%
Income before income taxes	3,804	2,564	nm %	17,915	34,492	(48)%
Income tax benefit (expense)	1,198	4,936	nm %	(3,420)	(3,380)	(1)%
Net income	$5,002	$7,500	nm %	$14,495	$31,112	(53)%
Net income attributable to noncontrolling interests	(44)	(77)	nm %	(132)	(11)	1,100%
Net income attributable to RDI common stockholders	$4,958	$7,423	nm %	$14,363	$31,101	(54)%

“nm” – not meaningful for further analysis

Fourth Quarter and Full Year Net Results

Net income attributable to RDI common stockholders for the quarter ended December 31, 2018 decreased by $2.5 million, to $5.0 million and EPS decreased by $0.10 to $0.22 from $0.32 from the prior-year quarter. Net income attributable to RDI common stockholders for the full year decreased by $16.7 million to $14.4 million and EPS decreased by $0.73 to $0.62 from the prior-year period $1.35 due principally to the following one-off real estate transactions during the fourth quarter in 2017 that were absent in 2018: (i) recognition of $9.4 million gain from the sale of our Burwood Property during the second quarter of 2017, (ii) receipt of non-recurring insurance proceeds with respect to losses sustained by us in the Wellington earthquake, and the (iii) 2017 segment income by the receipt of non-recurring STOMP settlement proceeds.

Non-Segment General & Administrative Expenses

G&A expense for the quarter and full year ended December 31, 2018 compared to the same period of the prior year decreased by 24% or $1.4 million,  and increased 7%, or $1.3 million, respectively. The fourth quarter decrease in 2018 compared to the fourth quarter 2017, primarily relates to a reduction in legal fees of $1.1 million; this reduction is related to costs incurred in relation to the Cotter litigation that did not go to trial.  The $1.3 million increase for the full year is primarily related to an increase in payroll related expenses (attributable to reversal in 2017 for prior year incentive compensation accruals not deemed necessary), offset by a decrease in legal and professional services.

Gain on Insurance Recoveries

During 2017, we recognized a non-recurring $9.2 million gain from the final insurance settlement relating to the earthquake damage on our Courtenay Central parking structure (excluding business interruption insurance recoveries), that contributes to the decrease in consolidated net income.

Income Tax Expense

Income tax benefit decreased by $3.7 million for the quarter ended December 31, 2018, and income tax expense increased by $40,000  for the full year ended December 31, 2018 compared to the equivalent prior-year period. The differences for the year were primarily due to benefits recognized as the result of the dissolution of a non-operating overseas subsidiary, partially offset by higher taxes on increased pre-tax income and the provisional unfavorable effect of the tax reform bill enacted in December 2018.

OTHER FINANCIAL INFORMATION

Balance Sheet and Liquidity

Total assets increased by $15.6 million, to $439.0 million at December 31, 2018, compared to $423.4 million at December 31, 2017, primarily driven by increases in our operating and investing properties relating to capital enhancements in our existing cinemas and capital expenditures relating to major real estate projects, primarily (i) the redevelopment of our Union Square property in New York, and (ii) the expansion of our Newmarket property in Brisbane, Australia.

Cash and cash equivalents at December 31, 2018 were $13.1 million, including $7.6 million in the U.S., $3.5 million in Australia, and $2.0 million in New Zealand.  We manage our cash, investments, and capital structure so we are able to meet short-term and long-term obligations for our business, while maintaining financial flexibility and liquidity.

As part of our operating cycle, we utilize cash collected from (i) our cinema business when selling tickets and F&B items, and (ii) rental income typically received in advance, to first reduce our long-term borrowings and realize savings on interest charges.  We then settle our operating expenses generally with a lag within traditional trade terms.  This generates a temporary working capital deficit.  We review the maturities of our borrowings and negotiate for renewals and extensions, as necessary for liquidity purposes.  We believe the cash flow generated from our operations coupled with the proceeds on property sales and our ability to renew loans when due will provide sufficient liquidity in the upcoming year.

OTHER INFORMATION

Our Stock Repurchase Program that expired on March 2, 2019 has been extended by our Board of Directors through March 2, 2021.  $16.2 million remains available under that extended Program. This will allow Reading to repurchase its Class A Stock from time to time in accordance with the requirements of the Securities and Exchange Commission on the open market, in block trades and in privately negotiated transactions, depending on market conditions and other factors.

On March 14, 2019, our Board of Directors approved the Company’s three-year Strategic Plan to focus across the U.S., Australia and New Zealand on the upgrading of our existing cinemas to add luxury recliner seating, TITAN branded auditoriums and enhanced F&B options, the development in appropriate markets of new cinema opportunities, and the continued development and/or redevelopment of our current real estate assets.

After considering the approval of the Strategic Plan, our Board concluded that the interests of our Company and our stockholders would be best served by the continued pursuit of our Strategic Plan as an independent company and that it had no interest in considering any sale process at this time.   Accordingly, we have advised Patton Vision that our Board does not have any present interest in engaging in discussions regarding their unsolicited indication of interest in the sale of our Company.

The table below shows the changes in our working capital position and other relevant information addressing our liquidity as of and for the full year ended December 31, 2018 and the preceding four years:

($ in thousands)	2018	2017	2016(2)	2015(2)	2014(2)
Net Cash from Operating Activities	$32,645	$23,851	$30,188	$28,574	$28,343
Total Resources (cash and borrowings)
Cash and cash equivalents (unrestricted)	$13,127	$13,668	$19,017	$19,702	$50,248
Unused borrowing facility	85,886	137,231	117,599	70,134	45,700
Restricted for capital projects(1)	30,318	62,280	62,024	10,263	—
Unrestricted capacity	55,568	74,951	55,575	59,871	45,700
Total resources at 12/31	99,013	150,899	136,616	89,836	95,948
Total unrestricted resources at 12/31	68,695	88,619	74,592	79,573	95,948
Debt-to-Equity Ratio
Total contractual facility	$252,929	$271,732	$266,134	$207,075	$201,318
Total debt (gross of deferred financing costs)	167,043	134,501	148,535	130,941	164,036
Current	30,393	8,109	567	15,000	38,104
Non-current	136,650	126,392	147,968	115,941	125,932
Total book equity	180,547	181,618	146,890	138,951	133,716
Debt-to-equity ratio	0.93	0.74	1.01	0.94	1.23
Changes in Working Capital
Working capital (deficit)(3)	$(55,270)	$(46,971)	$6,655	$(35,581)	$(15,119)
Current ratio	0.35	0.42	1.10	0.51	0.84
Capital Expenditures (including acquisitions)	$56,827	$76,708	$49,166	$53,119	$14,914

(1)

This relates to the construction facilities specifically negotiated for: (i) Union Square redevelopment project, obtained in December 2016, and (ii) New Zealand construction projects, obtained in May 2015.

(2)

Certain 2015 balances included the restatement impact as a result of a change in accounting principle.  Certain 2017 and 2016 balances included the restatement impact as a result of a prior period financial statement correction of immaterial errors (see Notes to Consolidated Financial Statements--Note 2 – Summary of Significant Accounting Policies – Accounting Changes of our Form 10-K, Note 2 – Summary of Significant Accounting Policies – Prior Period Financial Statement Correction of Immaterial Errors).

(3)

Typically our working capital (deficit) is negative as we receive revenue from our cinema business ahead of the time that we have to pay our associated liabilities. We use the money we receive to pay down our borrowings in the first instance.

Below is a summary of the available credit facilities as of December 31, 2018:

	As of December 31, 2018
(Dollars in thousands)	Contractual Capacity	Capacity Used	Unused Capacity	Restricted for Capital Projects	Unrestricted Capacity
Bank of America Credit Facility (USA)	$55,000	$25,000	$30,000	$—	$30,000
Bank of America Line of Credit (USA)	5,000	—	5,000	—	5,000
Union Square Construction Financing (USA)	57,500	27,182	30,318	30,318	—
NAB Corporate Term Loan (AU) (1)	46,856	37,696	9,160	—	9,160
Westpac Corporate Credit Facility (NZ) (1)	21,475	10,067	11,408	—	11,408
	$185,831	$99,945	$85,886	$30,318	$55,568

(1)	The borrowings are denominated in foreign currency. The contractual capacity and capacity used were translated into U.S. dollars based on the applicable exchange rates as of December 31, 2018.

The $30.3 million representing borrowings restricted for capital projects is composed of the $30.3 million unused capacity for the Union Square development.

Our overall global operating strategy is to conduct business mostly on a self-funding basis (except for funds used to pay an appropriate share of our U.S. corporate overhead).  However, we may decide to move funds between jurisdictions where circumstances merit such action as part of our goal to minimize our cost of capital.

Non-GAAP Financial Measures

This earnings release presents aggregate segment operating income, and EBITDA, which are important financial measures for the Company, but are not financial measures defined by U.S. GAAP.

These measures should be reviewed in conjunction with the relevant U.S. GAAP financial measures and are not presented as alternative measures of EPS, cash flows or net income as determined in accordance with US GAAP. Aggregate segment operating income and EBITDA, as we have calculated them, may not be comparable to similarly titled measures reported by other companies.

Aggregate segment operating income – we evaluate the performance of our business segments based on segment operating income, and management uses aggregate segment operating income as a measure of the performance of operating businesses separate from non-operating factors.  We believe that information about aggregate segment operating income assists investors by allowing them to evaluate changes in the operating results of the Company’s business separate from non-operational factors that affect net income, thus providing separate insight into both operations and the other factors that affect reported results. Refer to “Consolidated and Non-Segment Results” for a reconciliation of segment operating income to net income.

EBITDA – we present EBITDA as a supplemental measure of its performance, which is commonly used in our industry.  We define EBITDA as net income adjusted for interest expense (net of interest income), income tax expense, depreciation and amortization expense, and an adjustment of interest expense, depreciation, and amortization for discontinued operations, if any. EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP).  We have included EBITDA in this Earnings Release as we believe that it provides management and our investors with additional information necessary to properly measure our performance and liquidity, estimate our value and evaluate our ability to service debt.

Adjusted EBITDA – using the principles we consistently apply to determine our EBITDA, we further adjusted the EBITDA for certain items we believe are appropriate adjustable items, described as follows:

•

Gain on insurance recoveries – this refers to the excess of insurance proceeds over our damaged property’s book value and related demolition costs. We excluded the portion allocated to the recoupment of lost business income.  We have considered this to be an appropriate adjustment for purposes of determining Adjusted EBITDA in accordance with the 2-year SEC requirement for determining an item as non-recurring, infrequent or unusual in nature.

•

Legal expenses relating to the Derivative litigation, the James J. Cotter, Jr. employment arbitration and other Cotter litigation matters – while we started to incur expenses in relation to these legal matters in 2015, we believe that the majority of these costs were thrust upon the Company as it became necessary to defend the Company’s position in the Derivative litigation and related matters, to resolve Mr. Cotter, Jr.’s claims relating to his termination, and to protect our Company’s interests, and that of our shareholders in light of Mr. Cotter, Jr.’s efforts to effect a change of control of our Company. For this reason, these costs should also be treated as non-recurring in nature and accordingly, an adjustable item for purposes of determining our Adjusted EBITDA.

We have not made adjustments for any gains relating to property sales, including our realized gain on the Burwood property, in line with our overall business strategy that at any time, we may decide to dispose of any property when we believe that an asset has reached the highest value that we could reasonably achieve without investing substantial additional sums for land use planning, construction and marketing.

The reconciliation of EBITDA to net income is presented below:

	Quarter Ended		Year Ended
	December 31,		December 31,
(Dollars in thousands)	2018	2017	2018	2017
Net income	$4,961	$7,490	$14,366	$31,101
Adjustments for:
Interest expense, net	1,705	884	6,837	6,194
Income tax (benefit) expense	(1,198)	(4,936)	3,420	3,380
Depreciation and amortization	5,570	4,818	22,275	16,942
EBITDA	$11,038	$8,256	$46,898	$57,617
Adjustments for:
Casualty (gain) loss	—	—	—	(9,217)
(Gain) Loss on Sale of Assets	(41)	—	(41)	(9,360)
Legal expenses relating to the Derivative litigation, the James J. Cotter, Jr. employment arbitration and other Cotter litigation matters	746	1,333	3,892	3,958
Adjusted EBITDA	$11,743	$9,589	$50,749	$42,998

Conference Call and Webcast

We plan to post our pre-recorded conference call and audio webcast on our corporate website on March 20, 2019, that will feature prepared remarks from Ellen Cotter, President & Chief Executive Officer; Gilbert Avanes, Interim Chief Financial Officer; and Andrzej Matyczynski, Executive Vice President - Global Operations.

A pre-recorded question and answer session will follow our formal remarks. Questions and topics for consideration should be submitted to InvestorRelations@readingrdi.com on March 19, 2019 by 5:00 pm EST. The audio webcast can be accessed by visiting http://www.readingrdi.com/Presentations.

About Reading International, Inc.

Reading International Inc. (NASDAQ: RDI) is a leading entertainment and real estate company, engaging in the development, ownership and operation of multiplex cinemas and retail and commercial real estate in the United States, Australia, and New Zealand.

The family of Reading brands includes cinema brands Reading Cinemas, Angelika Film Centers, Consolidated Theatres, and City Cinemas; live theaters operated by Liberty Theatres in the United States; and signature property developments, including Newmarket Village, Auburn/Redyard and Cannon Park in Australia, Courtenay Central in New Zealand and 44 Union Square in New York City.

Additional information about Reading can be obtained from the Company's website: http://www.readingrdi.com.

Forward-Looking Statements

Our statements in this press release contain a variety of forward-looking statements as defined by the Securities Litigation Reform Act of 1995.  Forward-looking statements reflect only our expectations regarding future events and operating performance and necessarily speak only as of the date the information was prepared.  No guarantees can be given that our expectation will in fact be realized, in whole or in part.  You can recognize these statements by our use of words such as, by way of example, “may,” “will,” “expect,” “believe,” and “anticipate” or other similar terminology.

These forward-looking statements reflect our expectation after having considered a variety of risks and uncertainties.  However, they are necessarily the product of internal discussion and do not necessarily completely reflect the views of individual members of our Board of Directors or of our management team.  Individual Board members and individual members of our management team may have different views as to the risks and uncertainties involved, and may have different views as to future events or our operating performance.

Among the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements are the following:

•	with respect to our cinema operations:
o	the number and attractiveness to movie goers of the films released in future periods;
o	the amount of money spent by film distributors to promote their motion pictures;
o	the licensing fees and terms required by film distributors from motion picture exhibitors in order to exhibit their films;
o

the comparative attractiveness of motion pictures as a source of entertainment and willingness and/or ability of consumers (i) to spend their dollars on entertainment and (ii) to spend their entertainment dollars on movies in an outside the home environment;

o

the extent to which we encounter competition from other cinema exhibitors, from other sources of outside-the-home entertainment, and from inside-the-home entertainment options, such as “home theaters” and competitive film product distribution technology such as, by way of example, cable, satellite broadcast and DVD rentals and sales, and online streaming;

o	the cost and impact of improvements to our cinemas, such as improve seating, enhanced food and beverage offerings and other improvements;
o	service disruption during theater improvements; and
o	the extent to and the efficiency with which we are able to integrate acquisitions of cinema circuits with our existing operations.

•	with respect to our real estate development and operation activities:
o	the rental rates and capitalization rates applicable to the markets in which we operate and the quality of properties that we own;
o	the extent to which we can obtain on a timely basis the various land use approvals and entitlements needed to develop our properties;
o	the risks and uncertainties associated with real estate development;
o	the availability and cost of labor and materials;
o	the ability to obtain all permits to construct improvements;
o	the ability to finance improvements;
o	the disruptions from construction;
o	the possibility of construction delays, work stoppage and material shortage;
o	competition for development sites and tenants;
o	environmental remediation issues;
o	the extent to which our cinemas can continue to serve as an anchor tenant that will, in turn, be influenced by the same factors as will influence generally the results of our cinema operations;
o	the ability to negotiate and execute joint venture opportunities and relationships; and
o	certain of our activities are in geologically active areas, creating a risk of damage and/or disruption of real estate and/or cinema businesses from earthquakes.
•

with respect to our operations generally as an international company involved in both the development and operation of cinemas and the development and operation of real estate; and previously engaged for many years in the railroad business in the United States:

o	our ongoing access to borrowed funds and capital and the interest that must be paid on that debt and the returns that must be paid on such capital;
o

expenses, management and Board distraction and other effects of the litigation efforts mounted by James Cotter, Jr. against the Company, including his efforts to cause a sale of voting control of the Company;

o	the relative values of the currency used in the countries in which we operate;
o	changes in government regulation, including by way of example, the costs resulting from the implementation of the requirements of Sarbanes-Oxley;
o	our labor relations and costs of labor (including future government requirements with respect to pension liabilities, disability insurance and health coverage, and vacations and leave);
o

our exposure from time to time to legal claims and to uninsurable risks such as those related to our historic railroad operations, including potential environmental claims and health-related claims relating to alleged exposure to asbestos or other substances now or in the future recognized as being possible causes of cancer or other health related problems;

o	our exposure to cyber-security risks, including misappropriation of customer information or other breaches of information security;
o	changes in future effective tax rates and the results of currently ongoing and future potential audits by taxing authorities having jurisdiction over our various companies; and
o	changes in applicable accounting policies and practices.

The above list is not necessarily exhaustive, as business is by definition unpredictable and risky, and subject to influence by numerous factors outside of our control, such as changes in government regulation or policy, competition, interest rates, supply, technological innovation, changes in consumer taste and fancy, weather, and the extent to which consumers in our markets have the economic wherewithal to spend money on beyond-the-home entertainment.

Given the variety and unpredictability of the factors that will ultimately influence our businesses and our results of operation, no guarantees can be given that any of our forward-looking statements will ultimately prove to be correct.  Actual results will undoubtedly vary and there is no guarantee as to how our securities will perform, either when considered in isolation or when compared to other securities or investment opportunities.

In addition to the forward-looking factors set forth above, we encourage you to review Item 1A. “Risk Factors,” from our Company’s Annual Report on SEC Form 10-K for the Year Ended December 31, 2018.

Finally, we undertake no obligation to publicly update or to revise any of our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.  Accordingly, you should always note the date to which our forward-looking statements speak.

Additionally, certain of the presentations included in this press release may contain “pro forma” information or “non-U.S. GAAP financial measures.”  In such case, a reconciliation of this information to our U.S. GAAP financial statements will be made available in connection with such statements.

For more information, contact:

Gilbert Avanes, Interim Chief Financial Officer

Andrzej Matyczynski, Executive Vice President for Global Operations

Reading International, Inc.  (213) 235-2240

Reading International, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(Unaudited; U.S. dollars in thousands, except shares and per share data)

	Quarter Ended		Full Year Ended
	December 31,		December 31,
	2018	2017(1)	2018	2017(1)
Revenue
Cinema	$71,068	$67,402	$294,177	$263,464
Real estate	3,922	4,440	15,208	16,415
Total revenue	74,990	71,842	309,385	279,879
Costs and expenses
Cinema	(55,608)	(53,935)	(225,791)	(207,447)
Real estate	(2,496)	(2,179)	(9,904)	(9,437)
Depreciation and amortization	(5,570)	(4,818)	(22,275)	(16,942)
General and administrative	(6,087)	(7,216)	(27,337)	(25,347)
Total costs and expenses	(69,761)	(68,148)	(285,307)	(259,173)
Operating income	5,229	3,694	24,078	20,706
Interest expense, net	(1,705)	(884)	(6,837)	(6,194)
Gain on sale of assets	(41)	—	(41)	9,360
Gain on insurance recoveries	—	—	—	9,217
Other income (expense)	17	(349)	(256)	588
Income before income tax expense and equity earnings of unconsolidated joint ventures	3,500	2,461	16,944	33,677
Equity earnings of unconsolidated joint ventures	307	161	974	815
Income before income taxes	3,807	2,622	17,918	34,492
Income tax benefit (expense)	1,198	4,936	(3,420)	(3,380)
Net income	$5,005	$7,558	$14,498	$31,112
Less: Net income attributable to noncontrolling interests	44	77	132	11
Net income attributable to Reading International, Inc. common shareholders	$4,961	$7,481	$14,366	$31,101
Basic earnings per share attributable to Reading International, Inc. shareholders	$0.22	$0.32	$0.62	$1.35
Diluted earnings per share attributable to Reading International, Inc. shareholders	$0.21	$0.32	$0.62	$1.34
Weighted average number of shares outstanding–basic	22,991,277	23,041,190	22,991,277	23,041,190
Weighted average number of shares outstanding–diluted	23,208,991	23,247,969	23,208,991	23,247,969

(1)	Certain prior period amounts have been reclassified to conform to the current period presentation.

Reading International, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited; U.S. dollars in thousands, except share information)

	December 31,
	2018	2017
ASSETS
Current Assets:
Cash and cash equivalents	$13,127	$13,668
Receivables	8,045	13,050
Inventories	1,419	1,432
Prepaid and other current assets	7,667	5,325
Total Current Assets	30,258	33,475
Operating properties, net	257,667	264,724
Investment and development properties, net	86,804	61,254
Investment in unconsolidated joint ventures	5,121	5,304
Goodwill	19,445	20,276
Intangible assets, net	7,369	8,542
Deferred tax assets, net	26,235	24,746
Other assets	6,129	5,082
Total Assets	$439,028	$423,403
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$26,154	$34,359
Film rent payable	8,661	13,511
Debt – current portion	30,393	8,109
Derivative financial instruments - current portion	41	—
Taxes payable	1,710	2,938
Deferred current revenue	9,264	9,850
Other current liabilities	9,305	11,679
Total Current Liabilities	85,528	80,446
Debt – long-term portion	106,286	94,862
Subordinated debt	26,061	27,554
Noncurrent tax liabilities	11,530	12,274
Other liabilities	28,931	26,649
Total Liabilities	$258,481	$241,785
Commitments and Contingencies
Stockholders’ Equity:
Class A non-voting common shares, par value $0.01, 100,000,000 shares authorized,
33,112,337 issued and 21,194,748 outstanding at December 31, 2018 and 33,019,565
issued and 21,251,291 outstanding at December 31, 2017	$232	$231
Class B voting common shares, par value $0.01, 20,000,000 shares authorized and
1,680,590 issued and outstanding at December 31, 2018 and 2017	17	17
Nonvoting preferred shares, par value $0.01, 12,000 shares authorized and no issued
or outstanding shares at December 31, 2018 and 2017	—	—
Additional paid-in capital	147,452	145,898
Retained earnings	47,616	33,056
Treasury shares, at cost	(25,222)	(22,906)
Accumulated other comprehensive income	6,115	20,991
Total Reading International, Inc. ("RDI") Stockholders’ Equity	176,210	177,287
Noncontrolling Interests	4,337	4,331
Total Stockholders’ Equity	$180,547	$181,618
Total Liabilities and Stockholders’ Equity	$439,028	$423,403

(1)	Certain prior period amounts have been reclassified to conform to the current period presentation.